Exhibit 10.2

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

September 30, 2013

Wes Herman

Dear Wes:

You hereby acknowledge your continued employment by CafePress Inc., a Delaware corporation (the “Company”), in the position of President, ezPrints Division reporting to Bob Marino, Chief Executive Officer. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger by and between Company and EZ Prints, Inc., dated as of October 25, 2012 (as amended and in effect, the “Merger Agreement” and for avoidance of doubt including without limitation the Amendment No. 1 to the Merger Agreement dated as of August 13, 2013 “Amendment No. 1”).

Your base salary will continue to be at an annualized rate of $300,000 paid bi-weekly, less payroll deductions and all required withholdings and shall not be reduced during the Term of this letter agreement. As an exempt professional employee and in accordance with Georgia law, you will not be entitled to overtime compensation. You remain eligible for the Company’s standard benefits package available to employees (see enclosed summary). You remain entitled to participate in the current benefit plans offered to all of Senior Management of the Company. Notwithstanding the foregoing, the Company makes no representations and warranties as to future benefits plans that may be offered and/or in place throughout the Term nor your eligibility for participation in them.

You will be entitled to receive an Earn-Out Payment if earned, subject to all terms and conditions as set forth in your Amended and Restated Earn-Out Bonus Agreement. Beginning pro rata for Q3 with the execution of this letter agreement and for Q4 of 2013, you shall be eligible for a bonus under the terms and conditions of any Company Senior Management cash bonus plan as may be approved by the Compensation Committee of the Board of Directors for fiscal year ended December 31, 2013, , and for participation thereafter for each fiscal year beginning during the Term. During the Term, you shall be eligible to receive a target bonus of at least 40% of your annualized salary, with an upside of 60%, as a bonus pursuant to the Company’s Senior Management bonus plan and for each subsequent bonus period, if a bonus plan is approved by the Compensation Committee of the Board of Directors. Your actual bonus

1850 Gateway Drive, Suite 300 / San Mateo, CA 94404 / 650-655-3000 / Fax 650-655-3008

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

award will be calculated based on incentive targets, which reflect a combination of achievement against Company and business unit performance. All goals under the Senior Management bonus plan shall be administered by the Compensation Committee of the Board of Directors in their discretion. All bonuses shall be paid in accordance with the terms of such bonus plan and shall be payable only upon approval and any other terms set by the Compensation Committee. Bonuses shall be paid promptly upon approval of the Compensation Committee and if any awarded, shall be made no later than the 15th of the third month following the calendar quarter or year following the calendar quarter or year in which the bonus is earned.

Your previously granted Nonqualified Stock Options consistent with a separate Stock Option Agreement dated as of the Closing Date in the amount of 200,000 option shares priced at fair market value as of the Closing Date of the transaction contemplated by the Merger Agreement shall continue to vest.

Subject to earlier termination as provided herein, your employment with the Company shall be for a term of 1 (1) year from the Effective Date of this letter agreement (“Term”). You executed the Company’s separate form of Non-Competition and Non-Solicitation Agreement as provided to you as well as the Company’s standard form of Confidentiality and Inventions Agreement and such agreements shall continue in full force and effect.

If your employment is terminated by CafePress for any reason other than for “Cause” (as defined below), or you terminate your employment for “Good Reason” (as defined below), the Company will pay you a severance amount equal to twelve (12) months of your then current annualized salary (“Severance”), distinct and apart from any opportunity set forth in the Amended and Restated Earn-Out Bonus Agreement. Any Severance payments that may be due pursuant to this letter agreement shall be paid in the form of ten (10) equal installment payments payable over a period of ten (10) months, with the first installment being paid on the first (1st) day of the first month which occurs thirty (30) days following your Separation from Service (as defined in Treasury Regulation Section 1.409A-1(h)). Any Earn-Out Payment shall be made at the time and in the form set forth in the Amended and Restated Earn-Out Bonus Agreement. All payments of any kind shall be subject to applicable tax withholding.

After the expiration of the Term, Company agrees that you shall continue to enjoy the Severance benefits on the same terms and conditions noted herein regardless of the expiration of this employment letter agreement. For avoidance of doubt, no other terms and conditions of this letter agreement shall survive its expiration or termination.

1850 Gateway Drive, Suite 300 / San Mateo, CA 94404 / 650-655-3000 / Fax 650-655-3008

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

For purposes of this letter agreement only, (1) “Cause” shall mean any of the following: (a) conviction of any felony, or any misdemeanor where imprisonment is imposed; (b) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; and c) any unauthorized use or disclosure of confidential information or trade secrets of CafePress; (d) willful misconduct or gross negligence in the performance of job duties, including refusal to comply in any material respect with the legal directives of the Company’s Chief Executive Officer, Chief Financial Officer or Board of Directors, so long as such directives are not inconsistent with such individual’s position and duties, and such refusal is not remedied within thirty (30) days after written notice from the Company’s Chief Executive Officer, Chief Financial Officer or Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause; and (e) repeated unexcused absences from employment with CafePress, and (2) “Good Reason” shall mean if (x) there is a change of greater than fifty (50) miles in the principal geographic location at which you provide services to CafePress from the former offices of EZPrints in Norcross, Georgia, or(y) there is a material reduction in your base compensation (other than a general reduction that affects all other members of CafePress’ executive management team equally); provided, however, that anything herein to the contrary notwithstanding, your employment shall not be deemed terminated for “Good Reason” unless (i) you provide written notice stating the basis for the termination to the Company within thirty (30) days of the first occurrence of such condition; (ii) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iii) notwithstanding such efforts, the Good Reason condition continues to exist; and (iv) you terminate your employment within ninety (90) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

In addition to your base salary and bonus opportunities, you will be reimbursed for up to $5,000 per year in reasonable expenses, including travel fees and conference expenses, in connection with your membership in and attendance at conferences sponsored by the Young President’s Organization or the World President’s Organization, for up to twice per year.

Notwithstanding any provision of this letter agreement to the contrary, in the event you are a Specified Employee as of the date of your Separation from Service, as those terms are defined in Treasury Regulations Section 1.409A-1(i-h), any amounts that are “deferred compensation” subject to Code Section 409A of the Internal Revenue Code of 1986, as amended, that become payable upon your Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of your Separation from Service. If a payment

1850 Gateway Drive, Suite 300 / San Mateo, CA 94404 / 650-655-3000 / Fax 650-655-3008

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

date that complies with Section 409A is not otherwise provided in this letter agreement for any payment (in cash or in-kind) or reimbursement that would otherwise constitute “deferred compensation” under Section 409A, then such payment or reimbursement, to the extent such payment or reimbursement becomes due hereunder, shall in all events be made not later than 2  1⁄2 months after the end of the calendar year in which the payment or reimbursement is no longer subject to a substantial risk of forfeiture.

This letter agreement represents the entire agreement and understanding between you and the Company regarding its subject matter and it supersedes and replaces any and all prior agreements and understandings between you and the Company regarding its subject matter including the previous Employment Agreement and the previous Earn-Out Bonus Agreement.

By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of your manager.

Notwithstanding anything herein to the contrary, nothing in this offer letter shall affect, modify or limit the rights of the parties under the Merger Agreement, Amendment No. 1 to the Merger Agreement or the related Earn Out Bonus Agreement or the Amended and Restated Earn-Out Bonus Agreement, including, without limitation, the rights of the parties thereto to submit disputes arising out of the Merger Agreement to a court of competent jurisdiction in accordance with the provisions of thereof.

We look forward to you continuing to be part of the CafePress Inc. team!

Please indicate that date next to the signature line of this offer letter.

Very truly yours,
CafePress Inc.

By:	/s/ Monica Johnson
Name:	Monica Johnson
Title:	Chief Financial Officer

1850 Gateway Drive, Suite 300 / San Mateo, CA 94404 / 650-655-3000 / Fax 650-655-3008

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

Accepted by:	/s/ Wes Herman

Start Date:

1850 Gateway Drive, Suite 300 / San Mateo, CA 94404 / 650-655-3000 / Fax 650-655-3008